UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 19, 2004
Date of Report (Date of earliest event reported)

AMBASSADORS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-26420 (Commission File Number)	91-1688605 (IRS Employer Identification Number)

1071 Camelback Street
Newport Beach, California 92660
(Address of principal executive offices) (Zip Code)

(949) 759-5000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Material Definitive Agreement.
SIGNATURES

Item 1.01. Material Definitive Agreement.

     On November 19, 2004, the Compensation Committee of the Board of Directors of Ambassadors International, Inc. (the “Company”) approved grants of stock options (the “Options) and restricted stock (“Shares”) under the Company’s Amended and Restated 1995 Equity Participation Plan (the “Plan”) to the Company’s executive officers. Joseph Ueberroth, President and Chief Executive Officer, received 50,000 Options and 50,000 Shares; Brian Schaefgen, Chief Financial Officer, received 16,000 Options and 16,000 Shares; Jerry McGee, Chief Operating Officer, received 20,000 Options and 20,000 Shares; and Timothy Fogarty, Executive Vice President, received 12,000 Options and 12,000 Shares.

     Each Option represents the right to purchase one share of the Company’s common stock, par value $.01 per share (the “Common Stock”), at $12.58 per share, representing the closing market price on November 19, 2004. All Options are subject to the terms and conditions of the Plan. The Options vest in equal installments over four years and expire ten years from the date of grant. The rights accompanying the Options may be accelerated under certain circumstances pursuant to the terms of the Plan. The Company retains the right to terminate any unexercised Options at such time as the grantee is no longer an employee of the Company.

     Each Share represents one share of the Company’s Common Stock valued at $12.58 per share, representing the closing market price on November 19, 2004. All Shares are subject to the terms and conditions of the Plan. The Shares vest in full on the third anniversary of the date of grant, subject to meeting certain performance goals of the Company. The rights accompanying the Shares may be accelerated under certain circumstances pursuant to the terms of the Plan. Voting and dividend rights accrue to the grantee as of the date the Shares are granted. The Company retains the right to retire any Shares at such time as the grantee is no longer an employee of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2004	By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen
Chief Financial Officer

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